EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Teekay Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee**
Fees to Be Paid*	$86,717,340	92.70	$8,038.70
Fees Previously Paid	$114,427,680	92.70	$10,607.45
Total Transaction Valuation	$(27,710,340)		$(2,568.75)
Total Fees Due for Filing			$8,038.70

Total Fees Previously Paid			$10,607.45
Total Fee Offsets			—

Net Fee Due			—

*

Solely for purposes of calculating the filing fee, the transaction valuation was calculated as the product of (1) $85,017,000 aggregate principal amount of the issuer’s 5.000% Convertible Senior Notes due 2023 purchased in the tender offer, and (2) the tender offer price of $1,020 per $1,000 principal amount of such Convertible Senior Notes.

**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and equals $92.70 per $1,000,000 of the value of the transaction.